EXHIBIT 99.1

STRATA Skin Sciences Announces Agreement to Eliminate $40.7 Million of Outstanding Senior Secured Convertible Debentures
Share Exchange Eliminates a Total of $4 Million of Interest Expense Over 4 Years
Significantly Strengthens Balance Sheet
Positions the Company to Continue to Execute on its Growth Strategy

Horsham, PA, June 7, 2017 — (NASDAQ: SSKN) STRATA Skin Sciences, Inc. ("STRATA") a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, announced today that the holders of its 2.25% Senior Series A Secured Convertible Debentures and 4% Senior Secured Convertible Debentures, both due July 30, 2021, have agreed to exchange all of such debentures, with an aggregate principal amount of approximately $40.7 million, into 40,617 shares of newly created Series C Convertible Preferred Stock. In addition to eliminating this senior secured convertible debt, the exchange will also eliminate STRATA's obligation to pay approximately $4 million of cash interest payments over the next four years.

"We are pleased to announce this share exchange agreement, which despite the relative dilution resulting from the proposed exchange, we believe will be beneficial to STRATA," stated Frank McCaney, President and Chief Executive Officer of STRATA. "As there is no dividend due or interest rate on the proposed non-voting convertible preferred stock we will issue if the transaction receives shareholder approval and closes, we will save approximately $4.0 million in aggregate interest payments over the next four years, providing us with additional flexibility to carry out our strategic plan of external and organic growth.  An important part of STRATA's growth strategy is to leverage our current salesforce of 28 reps and over 750 dermatology and plastic surgery clients. We expect to be able to invest the savings resulting from this share exchange into potential acquisitions or licenses of new products we can market to this client base.  Since the beginning of 2017, we have successfully completed two important licensing deals of the best-in-class Nordlys lasers from Ellipse USA and the STRATAPEN product which is marketed for micropigmentation.  In addition, we plan to invest internally into our shorter treatment protocols for psoriasis with the goal of delivering a greater dose of light using our XTRAC platform, and other product enhancements."

"Furthermore, the reduction in debt will result in a simplified balance sheet," continued Mr. McCaney. "We believe this will improve our access to the capital markets, important in the event that we are able to identify appropriate licensing or acquisition targets."

Each share of Series C Convertible Preferred Stock has a stated value of $1,000 and is convertible into shares of common stock at a conversion price equal to $2.69.  The number of shares of common stock the holders would be able to receive upon conversion of the Series C Preferred Stock acquired in the proposed exchange transaction will be 15,098,981 shares.  Other than the limitations on conversions to keep each such holder's beneficial ownership below 9.99%, the terms of the Series C Convertible Preferred Stock generally bestow the same rights to each holder as such holder would receive if they are common stock shareholder and are not redeemable by the holders.

The closing of the exchange, and the elimination of such senior convertible debentures, will occur within two business days of the approval of STRATA's stockholders of the exchange, including the issuance of the shares of common stock issuable upon conversion of the shares of preferred stock, subject to customary closing conditions.

Upon completion of the exchange, the aggregate principal amount of STRATA's debt will be reduced to approximately $12 million, comprised of the existing term note facility with MidCap Financial Trust.

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange any of these securities.

Additional Information and Where to Find It

This press release may be deemed solicitation material in respect of the proposed issuance of preferred stock in the exchange for the convertible debentures and the subsequent conversion of those shares of preferred stock into common stock of STRATA, which is subject to stockholder approval.  STRATA intends to file with the Securities and Exchange Commission (the "SEC") and mail to its stockholders a definitive proxy statement in connection with the proposed transaction.  This press release does not constitute a solicitation of any vote or approval.  STRATA'S STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT STRATA AND THE PROPOSED TRANSACTION.  Investors and stockholders may obtain a free copy of the proxy statement and other documents filed with the SEC, when they become available, from the SEC's website at www.sec.gov or by accessing STRATA's website at www.strataskinsciences.com.

Certain Information Concerning Participants

STRATA, its directors, executive officers and certain other members of management and employees of STRATA may be deemed to be participants in the solicitation of proxies from STRATA's stockholders with respect to the proposed exchange transaction.  Information about such persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders of STRATA in connection with the proposed transaction, and any interest they may have in the proposed transaction, will be set forth in the definitive proxy statement when it is filed with the SEC, which may be obtained as indicated above.  Investors and stockholders can find additional information about STRATA's directors and executive officers in STRATA's annual report on Form 10-K, which STRATA filed with the SEC on March 13, 2017.

About STRATA Skin Sciences, Inc.
(www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company focused on the therapeutic and aesthetic dermatology market.  Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; the STRATAPEN™ MicroSystem, marketed specifically for the intended use of micropigmentation; and Nordlys, a multi-technology aesthetic laser device.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to obtain stockholder approval and to close the proposed exchange transaction, the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning at any time in the future, the Company's ability to incur savings and invest those savings internally or in potential acquisitions or licensing of new products and to access the capital markets in the future, and the Company's ability to build a leading franchise in dermatology and aesthetics, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Christina L. Allgeier, Chief Financial Officer	Bob Yedid, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3267	646-597-6989
callgeier@strataskin.com	Bob@LifeSciAdvisors.com